Code of

Ethical

Conduct

Letter from Tim

Thank you for taking the time to learn about Vanguard's Code of Ethical Conduct (the Code).

The Code reflects Vanguard's long- standing commitment to ethics and integrity, which is anchored in our mutual structure that places clients at the center of everything we do. Our clients' trust is our greatest asset, and that trust can be preserved only if each one of us does our part.

Vanguard's guidance on ethical decision- making can be summed up in one phrase: Do the right thing. The Code provides details on what it means to consistently do what is right and is organized around five guiding principles:

1.Act with integrity

2.Avoid conflicts of interest

3.Protect information

4.Comply with the law

5.Speak up

The Code addresses each of these principles in more detail and includes links to the applicable policy documents. Our expectations are high and uncompromising. Our clients deserve no less. All crew members and contingent workers are responsible for understanding and complying with the Code and underlying policies—no exceptions. If you have questions or need additional information, seek advice from your manager or the Compliance Department. And if you are aware of any actions that violate the Code or any underlying policy, we expect you to speak up.

Ultimately, we rely on your sense of personal integrity to protect our shareholders, uphold our reputation, and continuously earn our clients' trust. Never underestimate the importance of your own ethical conduct in our mission to take a stand for all investors, treat them fairly, and give them the best chance for investment success.

Sincerely,

Tim Buckley

Chief Executive Officer

Understanding our Code of Ethical Conduct

Vanguard was founded with a singular focus on clients and serving their best interests. This focus has been the foundation of our strong ethical culture and our core purpose—"To take a stand for all investors, to treat them fairly, and to give them the best chance for investment success."

We fulfill that purpose and bring to life Vanguard's commitment to integrity and stewardship by adhering to the highest standards of ethical behavior and being steadfast in our principles.

To help you understand Vanguard's expectations for your conduct and guide you to consistently do what is right and best for our clients and our business, we've created this Code of Ethical Conduct (the Code*).

The Code, which applies to all crew and contingent workers at Vanguard, reflects our shared dedication to preserving Vanguard's time-honored culture of ethics and integrity. It emphasizes these five guiding principles:

*This Code and several underlying policy revisions take effect March 1, 2022. The Code of Ethics Policy that had been in effect is deemed retired as of February 28, 2022.

1.Act with integrity

2.Avoid conflicts of interest

3.Protect information

4.Comply with the law

5.Speak up

Each section of the Code addresses one of these principles in more detail and includes summaries of, and links to, the applicable underlying policies. The goal is to introduce you to the principles and expectations generally, provide guidance and resources if you have questions, and point you to the underlying policies with which you must comply.

To help you understand these principles,

each section also highlights "Ethics in Action"— examples of how the principles apply in hypothetical situations. And to help you evaluate specific issues you might face and decide whether an action you're considering meets our ethics or compliance standards, the Code includes an ethical decision-making guide. The list of Additional Resources at the back of the Code provides even more information about how you can obtain guidance on specific issues.

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Compliance tip: Most of the policies referenced in the Code are global and apply to all crew and all contingent workers assigned to perform services at Vanguard. However, in some instances there are policies specific to certain regions (called out in "Sidebars for regional policies") and some policies apply only to certain crew members, as specified herein. Please review this Code carefully and read the policies that apply to you.

Understanding our Code of Ethical Conduct

We take these principles seriously and have high expectations for ourselves and one another in meeting them. Doing the right thing also means that we should not, and will not, condone any conduct—by anyone—that is contrary to these principles. We have zero tolerance for unethical behavior. If you see conduct by others that fails to meet these high standards—whether in your department or elsewhere—you help Vanguard and our clients by speaking up about it.

Although the Code describes and contains summaries of underlying policies, it does not replace the policies themselves, and you must comply with the policies that apply to you. If you have any questions, seek advice from your manager or the Compliance Department in your region. The Compliance Department may amend or revise the Code, or underlying policies, from time to time and will publicize such amendments or revisions when they are made.

Thank you for doing everything you can to meet and even exceed our—and our clients'—ethical expectations and standards.

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Ethics in action: In addition to the principles and policies referenced in this Code, Vanguard has enacted other policies covering fair treatment, hiring and employment, finance, information security, professional conduct, and other matters. Make sure you familiarize yourself with those important policies as well.

Compliance tip: Keep in mind that each year, all crew and contingent workers are required to complete the Annual Certification, sent by the Compliance Department via My Compliance Office (MCO), and certify that they have read and understand this Code.

Ethical decision- making guide

Whether you're a crew member or a contingent worker, you're expected to behave ethically and put clients' interests first. You must know and follow Vanguard's internal rules and policies, as well as the applicable laws, rules, and regulations enacted by the country or region in which you work. In other words, you are expected to always do the right thing.

It sounds simple. And it's usually very clear what doing the right thing entails. But sometimes it isn't. How do you make the best choice when facing difficult or unclear circumstances? How do you navigate an ethical dilemma?

In those situations, you should pause and reflect, and then work through the following "ethical decision-making guide." This guide will help you consider important questions before deciding whether or how to proceed with an action. It is not a substitute for the Code or any underlying policies, and it may not tell you exactly what to do in every situation, but it can be used as a tool to help guide you when you face an ethical dilemma or a complex situation where the answer might not be clear.

If you're still in doubt as you work through the decision-making guide, err on the side of caution— ask questions, elevate the issue, and enlist the help of others to ensure we reach the right answer every time for Vanguard and our clients.

Ethical decision-making guide

Not sure? Consult your manager, or reference the Additional Resources page.

?	?	?	?	?
Would you feel
			Does the		Is the activity		Would the		good about the
In any ethical	Is the		activity		consistent with		activity		activity/decision
dilemma, ask	activity	Yes	comply with	Yes	Vanguard's values	Yes	reﬂect well	Yes	if you had to explain	Yes	✓
yourself:	legal?		Vanguard's		and aligned to the		on Vanguard's		it to your manager,
			Code and		best interests of		brand and		Senior Sta•, or
			policies?		Vanguard's clients?		reputation?		Vanguard's Board
									of Directors?		The activity appears

appropriate to move
forward with the
	No		No		No		No		No		applicable next steps.

Stop—This action may result in serious legal, compliance, or other consequences for you, Vanguard, or our clients. Consider if any aspects of the activity need to be reported to the Compliance Department.

t	Ethics in action
There may be a time when you want to do something
for a client or fellow crew member that you believe
is the "right" thing, but doing so would be contrary
to compliance rules or business procedures. Those
rules and procedures are there for a reason and as a
guide to all of us—and, generally speaking, doing the
compliant thing is doing the right thing.

1. Act with integrity

Working at Vanguard carries with it a responsibility to be constantly aware of the importance of our own personal ethical conduct. Each of us must make decisions and take action based on Vanguard's culture, mission, and shared values. Our clients, business partners, regulators, and colleagues are relying on us to conduct our business and ourselves with the utmost integrity, honesty, and trustworthiness. Vanguard's clients are trusting us to put their interests first, not our own.

Putting these values into practice means having and adhering to expected standards of conduct, as reflected in this Code and underlying policies. Some of Vanguard's expectations are stated in broad terms and include straightforward concepts such as: Always put clients' interests first, be candid and clear with clients and provide them with accurate information, and lead by example.

Other expectations are more specific, because Vanguard has a particular viewpoint on that topic, because we perceive an elevated risk of misconduct or mistake, or because we are subject to a particular rule or regulation with which we must comply. Therefore, acting with integrity includes properly trading securities in your personal accounts, applying good judgment in your use of social media, and following applicable protocols when interacting with regulators and policymakers.

Leading with integrity—a message for leaders: Leaders at all levels set the tone for our ethical culture and have an even greater responsibility to act with integrity. As a leader, you are expected to be a role model who regularly communicates the importance of ethical standards, holds yourself and others accountable to those standards, and creates an environment in which ethics and integrity are valued and respected. Help everyone around you learn how to do the right thing by showing them what the right thing in a particular situation is. Proactively foster ethics on your team and in your division by raising ethics awareness through training, providing a safe environment to raise concerns, and celebrating behaviors that exemplify our ethical standards and core values. Consistently doing so reinforces our culture of integrity and provides tangible examples of what it means to do the right thing.

Fundamentally, by adhering to the highest standards of conduct and personal integrity, which encompass all these principles and policies, we will consistently earn and maintain the trust and loyalty of our clients.

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Ethics in action: We owe it to all of our clients to work hard on their behalf, consistently seek to improve Vanguard's products and services, maximize our efficiency, and minimize errors. Part of doing right by clients therefore entails being well-versed in the policies and procedures applicable to your role and completing any required training. Make sure you devote appropriate time to these important tasks.

Compliance tip: Leaders, did you know that you can assign trainings to your crew to build acumen and enhance understanding and compliance? Trainings related to the Code are available in Degreed to support your team's needs.

1. Act with integrity

•Standards of conduct: Vanguard has high expectations for how you conduct yourself. Our core values guide us, and you are expected to keep these values in mind when performing your job responsibilities, making decisions, and interacting with others. Never underestimate the importance of your own conduct in fulfilling our mission and purpose to treat all investors fairly and give them the best chance to succeed. Read the Standards of Conduct Policy to understand how Vanguard translates its expectations into general rules of behavior and conduct.

Sidebar for regional policies: Crew and contingent workers in these regions should consult the following policies on this topic:

•Europe – European Conduct Risk Policy

•Mexico – Code of Conduct for Investment Advisors

•Personal investment activities by Non-Access Persons: Working in the financial services industry means your personal financial and investment activities must comply with all applicable laws, rules, regulations, and policies and must not result in any legal, business, or ethical conflicts with Vanguard or our clients, or otherwise be improper. You have a duty to conduct your personal investment activities in a manner consistent with those principles and in line with Vanguard's reputation. We also trust you to devote your time at work to serving the interests of our clients and our company, not your personal interests. We help protect the investing public by restricting and monitoring certain investment activities, and you may be required to disclose investment accounts and trading activity to Compliance. For those of you who are in a role that has not been designated as an Access Person role, you are encouraged to read the Personal Investment Activity Policy for Non-Access Persons carefully and contact your manager or the Compliance Department with any questions.

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Ethics in action: Karl is a crew member in IT working on a new system to help Vanguard fund traders track securities they might recommend for the funds they support. During the project, Karl learns that a Vanguard fund portfolio manager intends to purchase a large position in a security for that fund. Knowing that, can Karl now purchase shares of that security in his personal account?

No, Karl is not permitted to take personal advantage of his knowledge of recent, impending, or planned securities activities of the Vanguard funds or their investment advisors. Doing so would constitute "front running," which is improper and unethical.

1. Act with integrity

•The Access Person Code of Conduct: Some crew and contingent workers at Vanguard are designated as Advisor Access Persons, Fund Access Persons, or Investment Access Persons because they or their department are authorized to know about present or future transactions by Vanguard funds, or have the authority to influence those transactions, or otherwise have access to sensitive market or client activity. To guard against the potential conflicts of interest that could arise, and to comply with certain securities laws and regulations, those Access Persons are subject to additional standards of conduct, stricter personal investment rules, and greater oversight, among other things, as set forth in the Access Person Code of Conduct.

t Compliance tip: The Compliance

Department uses technology applications, including My Compliance Office (MCO) (and, for some processes applicable to U.S. crew, the Licensing And Registration System [LARS]),

to facilitate compliance with and oversight of the policies covered in the Code. Resources on using MCO are available by visiting My Compliance and Ethics Resource Center on CrewNet.

Note for China crew: Because you may not have access to MCO or LARS, different systems and procedures are in place for you. Please consult with your manager or the China Compliance team to learn more.

Sidebar for a regional policy: Crew and contingent workers in Mexico should consult the Guidelines, Policies and Procedures Applicable to Securities Transactions Carried out by Directors, Officers and Employees on this topic.

t Compliance tip: To learn if you are in an

Access Person role and are therefore subject to these enhanced rules, visit the Access Person Code of Conduct, available on CrewNet.

t Compliance tip: Some investment activities by Access Persons and their household or family members require pre-clearance, meaning approval in advance, from the Compliance Department. Be sure you and they know the rules prior to trading in personal accounts.

1. Act with integrity

•Insider information: Maintaining the integrity of investment markets and activity is important to Vanguard and our clients. During your work with Vanguard, you may receive or have access to important information that is not yet publicly available about Vanguard or about publicly traded companies with which Vanguard has business dealings or interactions. Because of your access to this information, often referred to as "inside information," you may be in a position to profit or avoid a loss financially by buying or selling the stock of one or more of these publicly traded companies. Or you may be in a position to benefit financially or otherwise by passing this inside information to some other person, often called "tipping." However, the use of this inside information in connection with any investment decision or recommendation—or to tip others who might make an investment decision based on this information—is unethical and illegal and could result in civil and/or criminal penalties. Doing so is strictly prohibited.

Sidebar for regional policies: Crew and contingent workers in these regions should consult the following policies on this topic:

•Australia – Australia Insider Trading Policy

•Mexico – Guidelines, Policies and Procedures Applicable to Securities Transactions Carried out by Directors, Officers and Employees

•Use of social media: Social media can be a powerful tool in promoting Vanguard's investment philosophy, connecting and engaging with Vanguard clients, and providing timely and relevant information on topics of interest. But personal use of social media can present business and legal risks. For instance, because Vanguard operates in a highly regulated industry, you should be aware that certain types of communications in your personal social media accounts could create legal and regulatory risk, for Vanguard and for you, even if you do not hold a securities license. Therefore, in your use of social media, Vanguard and our clients alike expect you to exercise sound judgment and common sense, understand and comply with Vanguard's policies, and protect Vanguard's reputation.

Sidebar for regional policies: Crew and contingent workers in these regions should consult the following policies on this topic:

•Asia – Asia Social Media Policy

•Australia – Australia Social Media Policy

•Canada – Canada Social Media Policy

•Europe – Social Media Policy

•Mexico – Mexico Social Media Policy

•United States – Social Media Policy

1. Act with integrity

•Interactions with regulators: Various regulators seek to protect the investing public by providing oversight of the products, services, and operations of investment firms like Vanguard. When those regulators conduct examinations of or request information from Vanguard, you should ensure the Compliance Department is aware of it so that appropriate procedures and protocols can be followed regarding these interactions. These procedures and protocols include having Vanguard-designated individuals communicate with the regulators. These are key relationships and interactions for our company and by extension our clients, and it's important that we all follow the detailed procedures and protocols governing these interactions.

Sidebar for a regional policy: Crew and contingent workers in Australia should consult the Australia Regulators and Authorities Communications Policy on this topic.

•Interactions with policymakers: Policymakers may from time to time approach Vanguard, or Vanguard may from time to time contact policymakers, regarding our position, experience, or perspective on policy matters. To uphold and maintain Vanguard's reputation and provide consistent and accurate messaging, there are strict protocols for who may interact with policymakers and how those interactions may be conducted. If you plan to engage proactively with a policymaker on Vanguard's behalf, you must notify and receive approval from your regional Government Relations team, or from your regional Compliance team in regions where there is no separate government relations team, before the interaction.

Or, if you have an unplanned interaction with a policymaker (e.g., a discussion at an industry conference), you must promptly notify and debrief your regional Government Relations or Compliance team after the interaction has occurred. For crew in the U.S., these interactions are sometimes associated with lobbying activity, so be sure to consult the Lobbying Activity Policy as well.

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Compliance tip: Nothing in this Code prohibits or restricts any person in any way from reporting possible violations of law or regulation to any governmental agency or entity, or otherwise prevents anyone from participating, assisting, or testifying in any proceeding or investigation by any such agency or entity or from making other disclosures that are protected under law or regulation.

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Compliance tip: The term "policymaker" has a broad definition and generally includes any member, official, or employee of any government or any department or agency thereof. If you aren't sure whether the person you are interacting with is a policymaker under the Global Policy on Interactions with Policymakers, err on the side of caution and contact the Government Relations team in your region.

2. Avoid conflicts of interest

You are expected to make sure your actions align with Vanguard's mission of treating all investors fairly. Acting ethically entails putting clients' interests first, which means you cannot put your personal interests, values, or beliefs ahead of theirs inside or outside the workplace. In other words, your actions, decisions, and interests cannot compete or conflict with the interests of Vanguard or our clients.

A conflict can arise any time something interferes with—or appears to interfere with—your independence, objectivity, or judgment in doing what is best for Vanguard and our clients. The existence of an actual or potential conflict of interest is not in and of itself problematic, but when one does arise it is imperative to identify it, evaluate it, and take any necessary steps to mitigate or avoid it. If we fail to do so, conflicts can erode the trust that our clients have in us and that we have in one another.

With a business as complex as Vanguard's, it is virtually impossible to avoid every single potential conflict of interest. Perhaps you want to engage in a business activity outside of Vanguard, or you're wondering whether you can accept a gift from a client or donate to a charity, or you or an immediate family member would like to contribute to a political campaign (if permitted in the region where you live). Each of these situations may seem simple on the surface but could create conflicts.

Vanguard has enacted policies to address each of these specific types of conflicts, in addition to our general Conflicts of Interest Policy. Please familiarize yourself with these policies. If you still have questions, the Compliance team can provide guidance to help you mitigate an existing or potential conflict.

t Compliance tip: A current or potential vendor's offer of an extravagant gift or VIP access to a concert or sporting event could lead to favoring that vendor over others, which would be a conflict of interest and could cause others to question our impartiality in business decisions. And that is why we must work hard to identify and respond not only to actual conflicts but also to even the appearance of a conflict.

Sidebar for regional policies: Crew and contingent workers in these regions should consult the following policies on this topic:

•Australia – Australia Conflicts of Interest Policy

•Germany - Conflicts of Interest Policy VGEG

•Ireland – Conflicts of Interest Policy

•U.K. and Switzerland – Conflicts of Interest Policy

t	Ethics in action: Gerald is a credit analyst
in IMG responsible for assessing and
making investment recommendations on
many companies. He was recently injured
while using a product made by one of
those companies and has just decided
to file a lawsuit against it. Is there the
potential for a conflict of interest? Does
he need to disclose it?
Yes and yes. Perceived and actual
conflicts of interest now exist between
Gerald's personal interests in litigating
against the company and his work
assessing that company for Vanguard,
so he must disclose them and work with
Compliance to establish information
walls and prevent problems as set forth
in the Conflicts of Interest Policy.

2. Avoid conflicts of interest

•Gifts and entertainment: Vanguard recognizes that there are limited instances where it is appropriate and customary to give gifts or business entertainment to, or receive gifts or business entertainment from, a third party. But doing so can also pose risks and create conflicts, especially if the value of the item is significant. The giving or receipt of anything of value should never create or appear to create a conflict of interest, interfere with the impartial fulfillment of your job responsibilities, or place Vanguard in a compromising position. In other words, it must not affect your business judgment or give the appearance that your judgment may be affected. To ensure you are complying with Vanguard's expectations, review the approval guidelines and reporting requirements in the Gift and Entertainment Policy.

Sidebar for a regional policy: Crew and contingent workers in Europe should consult the Business Entertainment Policy on this topic.

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Ethics in action: A software vendor sent a modest fruit basket to Maria's team to celebrate the successful launch of their product in Vanguard's IT environment. Maria is aware that accepting gifts can give the appearance of a conflict, but would keeping the fruit basket be problematic?

In this case, Maria and her team may keep the fruit basket (or a similar perishable item), with the expectation that it will be shared among the team. Maria should also report the gift in MCO in accordance with the Gift and Entertainment Policy.

Compliance tip: Adhering to the Gift and

Entertainment Policy entails knowing what can and cannot be offered or accepted and reporting that activity (if required) as well. Be sure you know the rules and act accordingly.

2. Avoid conflicts of interest

•Outside business activities: Crew members often want to engage in employment, work, volunteering, or similar opportunities beyond their employment or work with Vanguard. That's understandable, and it is often encouraged. However, your work with Vanguard must come first, ahead of those other opportunities, and they must not adversely affect Vanguard or our clients or otherwise present a conflict of interest. Consult the Outside Business Activity Policy to see whether the activity you'd like to pursue is permitted and how to obtain the required pre-approval.

t Ethics in action: You would like to join the board of directors of a local nonprofit charitable organization. Can you?

You will generally be permitted to join nonprofit boards, assuming you obtain approval in advance from the Compliance Department in accordance with the Outside Business Activity Policy. In addition, you may be required by Compliance to follow some procedures and guardrails, such as recusing yourself from any situation that could give rise to a conflict of interest.

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Ethics in action: You would like to help your child's school conduct a fundraiser and you would like to use your Vanguard title and business connections to do so. Can you?

While you may be permitted to help with the fundraising effort, assuming you obtain approval in accordance with the Outside Business Activity Policy, you may not use Vanguard's name, property, facilities, confidential information, relationships, or other assets for your personal benefit or for your outside work or other endeavors.

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Compliance tip: Crew participation in outside business activities requires pre-approval from the Compliance Department, so be sure to submit a request through LARS (for U.S. crew) or MCO (for all other crew) in advance. Contingent workers, while not subject to the Outside Business Activity Policy specifically, must disclose any conflicts created by their outside activities in accordance with the Conflicts of Interest Policy.

Compliance tip: Crew and contingent workers who are permitted to hold a securities license should also consult policies specifically applicable to them, addressed in Section 4, Comply with the Law, to see if additional outside activity requirements apply.

2. Avoid conflicts of interest

• Personal political contributions and related activities: Vanguard	• Charitable contributions: Although charitable activities are
provides services to government entities and government	generally encouraged, the manner in which those activities
entities invest in various Vanguard funds. These legitimate	are handled may create conflicts of interest for Vanguard
business relationships implicate certain rules and regulations	and our clients. The Charitable Contribution Policy defines
that, in turn, may restrict the political contributions and political	specific requirements and restrictions related to charitable
fundraising activities that Vanguard and its personnel may	contributions made by Vanguard, as well as activities by crew
engage in. To ensure compliance with the applicable regulations	and contingent workers related to charities and charitable
and avoid potential conflicts, Vanguard has enacted the Political	giving. The policy seeks to ensure that we serve as responsible
Contribution and Fundraising Activity Policy, which requires	stewards of Vanguard's assets while also protecting Vanguard
crew employed in the U.S. to obtain advance approval from	and the charitable interests of our clients and personnel.
Compliance before they or a member of their household make
any political contribution.
t	Compliance tip: For U.S. crew, the Political
Contribution and Fundraising Activity Policy
also applies to the activities of members of
your household, so be sure to track and report
their activities as required.

Sidebar for a regional policy: Crew and contingent workers in Australia should consult the Australia Political Contribution Policy on this topic.

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Ethics in action: As you are speaking with a prominent client and servicing his account, he asks both Vanguard and you personally to make a monetary donation to his preferred charity and hints that refusal to do so could cause him to switch investment providers. You feel uncomfortable about the request but worry that saying no may disrupt the client relationship. What should you do?

You should explain to the client that Vanguard has a policy prohibiting charitable donations under these circumstances, given the conflicts of interest that could arise, and therefore decline the client's request. You should also notify your manager.

3. Protect information

In the regular course of our business, crew members and contingent workers at Vanguard have access to or use, and routinely generate or create, enormous amounts of information. Some of that information is public and not subject to limits on its use or disclosure. But many types of information are confidential and cannot be shared, or constitute valuable intellectual property created by Vanguard for a specific purpose or competitive advantage. Or perhaps the information was created by third parties and the use of such information is subject to legal, regulatory, or contractual terms and restrictions. Without a doubt, we must make ourselves aware of the types of information we're using or accessing, understand any applicable terms or restrictions, and ensure that our use complies with those terms or restrictions.

Why? One reason is because we're stewards of our clients' assets. Not just their financial assets, but their personal information as well. Clients trust us to secure and maintain the confidentiality of all these assets. We risk losing their trust—and their business—if we don't protect it.

In addition, there are laws and regulations that apply to our use and handling of information, such as data that can be used to identify a specific individual (i.e., personally identifiable information) and other sensitive or highly confidential information, as well as to how we store business records and how long we must retain them. There are also rules and regulations against deleting, altering, or modifying our business records.

Further, depending on your position at Vanguard, you may create or have access to many other types of information, including creative works, inventions, or intellectual property such as photos or proprietary software we create as part of our work. These valuable business assets belong to Vanguard and often provide us, and our clients, with a competitive edge because they are not widely known or publicly available. Each of us has a duty to protect this information.

We must also observe the rights of third parties. For instance, no one should disclose any confidential information belonging to a prior employer or other outside source unless it's already been made public or has been disclosed to Vanguard properly and through no action of yours. Similarly, respecting others' intellectual property rights means we do not use third-party images, music, or other materials without first obtaining any necessary permissions.

Keep in mind that a failure to protect the information entrusted to us can have far-reaching consequences for our clients and for Vanguard.

Acting with integrity and serving our clients' interests includes the responsibility to protect information under these broad categories:

•Duty of confidentiality: Clients, suppliers, and companies with which we do business trust us to be good stewards of their information, whether that information relates to financial, personal, or business matters. We must therefore protect the confidentiality of that information as best we can. How do you know what information is confidential information? A best practice is to assume that all information you have about Vanguard and its business (including information concerning past, present, and prospective clients; business partners; suppliers; directors; and crew) is confidential, unless the contrary is clear. Read the Confidential Information Policy to learn more.

t Ethics in action: Adam is negotiating a services contract with a new software supplier for Vanguard. He feels the supplier's pricing is unreasonably high and inconsistent with this market, which he mentions to the supplier's representative. The representative then asks Adam to "prove it" by sharing the pricing terms Vanguard has secured from other vendors. Can Adam share that information?

No. The pricing and other commercial terms Vanguard has reached with third parties is confidential to Vanguard and those third parties and may not be shared.

Sidebar for a regional policy: Crew and contingent workers in Europe should consult the Confidentiality, Non-Disclosure of Information, and Post-Termination Restrictions Policy on this topic.

3. Protect information

•Intellectual property: Vanguard believes that innovation, coupled with our strong brand, is key for our continuous growth and for maximizing the value we deliver to clients. Our innovations and brand are protected by various intellectual property rights—copyright, trade secret, patent, and trademark rights. Because these intellectual property rights are valuable business assets, you are expected to safeguard them in accordance with the law and Vanguard policy. You are also expected to respect the intellectual property rights of third parties—if you don't, you risk exposing Vanguard to an infringement claim. Vanguard's Intellectual Property Policy assists you in identifying and protecting Vanguard's intellectual property, thereby securing necessary rights to our innovations and other intellectual property, maintaining the integrity and quality of Vanguard's brand, and minimizing the risk of inadvertently infringing others' intellectual property.

•Maintenance of business records: At Vanguard, data and records are valued as corporate assets. Therefore, and as may be required by law or regulation, we all have an obligation to retain records that are of business and historical value, protect and manage records efficiently, and ensure proper disposition in accordance with Vanguard policies and retention requirements. This Enterprise Records Governance Policy establishes the enterprise requirements Vanguard has adopted to ensure the proper management of records.

Sidebar for regional policies: Crew and contingent workers in Australia should consult the Australia Document and Data Retention Policy on this topic.

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Ethics in action: Chris made a mistake while processing a client's transaction. After going through their department's adjustment process, correcting the client's accounts, and communicating that to the client, they would like to go back and delete all data and references regarding their original mistake. Is that permitted?

No. The original mistake is part of Vanguard's records and may not be altered or deleted. Chris is correcting the mistake and ensuring the client is well-served by following all the steps of their department's adjustment process.

Ethics in action: A regulator sent Vanguard a request to provide a copy of a set of business records. Omar is working with the Compliance Department to respond to the request. He knows the requested business records exist, but he's having trouble finding them. Is it acceptable if he creates a new set of documents and provides those to Compliance instead?

No, we cannot mislead our regulators. Omar should continue to work with his manager and Compliance to find and produce the original set of records.

4. Comply with the law

Financial services is a complex and highly regulated business for good reason. We're stewards of our clients' financial security and, by extension, their hopes and dreams for the future—a child's education, a new home, or a comfortable retirement. We help institutions to fulfill their missions and businesses to meet their obligations and fund ongoing operations.

It's an awesome responsibility and we take it seriously. So do government and industry regulators.

As a result, Vanguard and its business lines are subject to various laws, rules, and regulations, including securities, banking, tax, data privacy, and other international, federal, state, and local laws.

You are expected to review, know, and comply with the laws, rules, and regulations that apply to your role and the area or department in which you work. To help you understand them, Vanguard offers formal and informal procedures, training, and other resources. You are expected to familiarize yourself with them and to complete any training required for your role. Ultimately, it is your responsibility to comply with all applicable laws, rules, and regulations, as well as applicable Vanguard policies and procedures.

Additional requirements if you hold a license from a regulatory authority

Many jurisdictions require individuals who perform certain activities in the financial services industry to be licensed, make individual disclosures, and satisfy training and other requirements. You are responsible for making sure that you—and any crew or contingent workers you supervise—are properly registered, licensed, and qualified to perform these activities.

Further, before you offer products to, visit, or otherwise solicit business from a client outside your home jurisdiction, make sure that both you and Vanguard have the necessary licenses or registrations to conduct business in the client's location. You must also understand the laws, regulations, and policies that apply to your activities in that location, including those that apply to the Vanguard entity through which you are transacting business.

For more in-depth guidance about legal and regulatory obligations that may apply to you, consult with your manager and carefully review the procedures applicable to your role. Also familiarize yourself with these policies:

•Guarding against fraud: Central to Vanguard's commitment to conducting business in an honest and ethical manner are relentlessly guarding against and combating fraud of all types, including fraudulent financial reporting, misappropriation of assets, corruption in the form of bribery and gratuities, and improper or unauthorized expenditures. Vanguard will not tolerate any fraud, impropriety, or dishonesty and will vigorously investigate all instances where it is suspected. We rely on you to protect Vanguard and our clients by reporting internal or external misconduct and unethical behavior even if it doesn't directly affect you. We also rely on you to recognize red flags that signal fraud and report any suspected fraud immediately, as set forth in the Global Internal and Occupational Fraud Policy.

t Ethics in action: Sue-Yenn overheard one of her colleagues, who had just gotten off the phone with his domestic partner, discussing his plan to bring home a variety of office supplies from one of Vanguard's supply closets, sell the supplies online, and keep the money. What should Sue-Yenn do?

Sue-Yenn should contact the Global Fraud Prevention Team directly. We take seriously, and have a duty to thoroughly investigate, any indication that a crew member is misappropriating any Vanguard supplies or other assets.

4.Comply with the law

•Bribery and corruption: Vanguard is committed to conducting business in accordance with the highest ethical standards and prohibits all forms of bribery and corruption. Improper behavior and misconduct, such as commercial and government corruption, violate public trust and affect Vanguard's reputation. Further, countries in which Vanguard does business have enacted antibribery and anticorruption laws and regulations and, under these regulations, it is a crime to give or offer bribes in order to improperly influence business decisions. While the laws may differ by country, for us it's simple: Bribery—of anyone, at any organization, at any level—is always wrong. Whenever you interact with a government official, political party or party official, or candidate for public office, be sure to comply with applicable laws and regulations as well as the terms of Vanguard's Global Anti-Bribery and Anti-Corruption Policy.

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Compliance tip: In some countries, different types of government officials may be subject to differing or more stringent gift and entertainment rules. Consult with your local Compliance team if you are considering offering anything of value to a government official, including meals, transportation, or accommodations.

Ethics in action: Anya has been trying for several weeks to schedule a meeting with a government official to discuss the government agency's business with Vanguard. She receives an email from the official's assistant stating that the official is available to meet for lunch at a local restaurant during the following week. Anya wants to make sure that it's okay and to find out about any restrictions before sending her reply.

If your work at Vanguard brings you in contact with a government official, be careful to comply with Vanguard's relationship management protocols, the Global Anti-Bribery and Anti- Corruption Policy, the Gift and Entertainment Policy, and local laws. Even innocent or well- intended gestures, like offering to pay for a government official's meal, may be prohibited or have other implications. Contact your local Compliance representative if you have any questions.

4.Comply with the law

•Global sanctions: Governments in various countries, in an effort to achieve policy and national security aims or restrict criminal activity, at times impose financial and/or trading restrictions on certain companies, securities, or individuals, or even on other governments. Those restrictions can affect money movement or securities transactions in the primary or secondary markets. It is incumbent upon all of us to comply with those restrictions—often called "sanctions"—in managing Vanguard funds and serving clients and avoid any conduct that could be interpreted as circumventing such restrictions. Consult the Global Sanctions Policy to learn more.

Sidebar for a regional policy: Crew and contingent workers in Canada should consult the Anti-Money Laundering & Sanctions Policy on this topic.

•Competition and business practices: Vanguard believes in and supports the notion of fair competition in the marketplace and the protection of investors against predatory business practices. Indeed, the notion is closely aligned with Vanguard's mission of treating all investors fairly. Some countries have enacted laws designed to preserve fair and vigorous competition in the marketplace. You are expected to comply with those laws as applicable, avoid anticompetitive behavior, and exercise particular caution when engaging with a competitor or counterparty, whether directly or indirectly (e.g., through an industry or trade group). The Antitrust and Competition Policy explains these expectations in more detail.

•Expectations for personnel who hold a license from a regulatory authority: As explained earlier, Vanguard upholds licensing requirements for certain business lines and jurisdictions. If you are required to maintain a license, additional obligations may apply to you. Consult with your manager; it is your responsibility to meet and maintain your licensing obligations and ensure that all licenses are in good standing.

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Ethics in action: Njeri was asked to join an industry trade committee and represent Vanguard's interests. She is wondering what she can and cannot discuss while interacting with other committee members, most of whom are with firms that compete with Vanguard.

Crew often interact with competitors and other firms in our industry,

and that in and of itself is not inappropriate. When you interact, avoid disclosing Vanguard's confidential information and avoid discussing topics that are competitively sensitive, such as pricing for products or services, trading behavior, and business, market, or sales strategies. Consult the Antitrust and Competition Policy to learn more.

5. Speak up

Because open and honest communication is vital to fulfill our core purpose, we've established several ways for you to raise concerns in good faith about any issue, including business practices or ethical matters, even if you aren't sure whether the issue is problematic.

We encourage you to help protect our clients, crew, and Vanguard by reporting concerns about ethics, financial or business integrity, information security and privacy, workplace practices, or alleged violations of policy, regulation, or law. We also encourage you to speak up about innocent yet significant errors or mistakes that you aren't comfortable elevating in some other manner.

We take violations of this Code of Ethical Conduct, Vanguard policies, or applicable law seriously. We also owe it to our clients to identify and address our mistakes promptly. When you speak up about conduct that fails to meet our high standards— whether it is your conduct or someone else's, in your department or elsewhere—you help Vanguard and our clients. Indeed, you are complying with Vanguard's expectations when you speak up in this way.

As always, you can voice concerns to your manager or to Crew Relations. If you wish to remain anonymous, Vanguard has arranged a way for crew in each region to anonymously report concerns in good faith without fear of retaliation.

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Compliance tip: See something? Say something. Speaking up is one of the most effective ways to identify, prevent, and deter wrongdoing and protect our clients.

Ethics in action: One of Akash's fellow crew members shared information with him about the account size and holdings of a well-known person who is a Vanguard client. Akash is concerned that sharing the information was an invasion of the client's privacy. How can he report his concerns without creating a potentially awkward situation with his colleague?

If you come across behavior that you in good faith feel is improper or unethical, you can discuss it with your manager. If you for any reason are uncomfortable discussing it with your manager, you are encouraged to report it via the Anonymous Reporting channel for your region—indeed, doing so means you are complying with Vanguard's expectations. Vanguard takes all such reports seriously and investigates them thoroughly.

Closing thoughts

At Vanguard, acting with integrity is of the utmost importance. When you face an ethical dilemma at work, it may be tempting to do the easy thing. But if we lower our standards—even one time, or even if we think no one will find out—we risk tarnishing the reputation of our whole company.

As CEO Tim Buckley said, our expectations are high and uncompromising. Vanguard expects you to maintain your personal integrity at all times and in all places. Even an action that is proper and ethical but that appears unethical can have negative consequences. Ultimately, our reputation depends on our resolve to always do the right thing.

A variety of help and resources is available. If you have a question about this Code of Ethical Conduct or the underlying policies, you may contact any of the resources listed in the Additional resources section. Similarly, if you aren't sure what to do in a particular situation, the Ethical decision-making guide can help you think it through. You can also speak with your manager or the Code of Ethical Conduct team in Compliance for guidance. Elevating the issue and enlisting the assistance of others can help ensure that we reach the right answer for Vanguard and our clients.

Remember: It is your responsibility to report any concerns you have and any violations or suspected violations of this Code or our policies that you know about. We've established internal and anonymous external channels for this purpose.

Finally, rest assured that Vanguard does not tolerate retaliation against anyone who raises an issue or concern in good faith. If you seek advice, raise a concern, or report suspected acts of misconduct, you are complying with our Code and helping to maintain Vanguard's ethical culture and client-first mission.

Additional resources

The following resources are available to you in case you have questions about the expectations or content in this Code or any of the underlying policies.

Where to find online training about the Code or underlying policies:

The Compliance Department offers online training to help you understand the Code, the policies referenced in the Code, and the expectations Vanguard has for you.

How to use our internal compliance applications:

Resources regarding MCO are intended to help you understand and navigate the MCO–My Compliance Office application and handle tasks such as disclosing personal securities transactions and holdings reports, reporting gifts and entertainment, submitting outside business activity requests, submitting conflict of interest notifications, and other similar tasks.

Questions about specific policies or regional matters:

If you have a question about a specific policy under this Code or how it applies to you or your region, please visit the policy itself, which will include contact information. For your convenience, our Corporate policies are published and accessible to you on CrewNet.

General questions about this Code:

Direct all general questions about this Code to your region's Compliance Department.

To learn more about Vanguard, visit vanguard.com.

P.O. Box 2600

Valley Forge, PA 19482-2600

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